Exhibit 10.1

February 28, 2025

Whitney Wolfe Herd

Re: Transition Letter: Chief Executive Officer

Dear Whitney,

This letter confirms the understanding between you and Bumble Inc. (the “Company”) regarding the transition of leadership that will take place on March 17, 2025 (the “Transition Date”).

As of the Transition Date, you will (i) cease serving as Executive Chair of the Company; and (ii) become Chief Executive Officer of the Company, with such duties and responsibilities commensurate with such role and otherwise as mutually agreed between you and the Board of Directors of the Company (the “Board”). You will report directly to the Board. In addition, you will remain a Class III Director on the Board, serving in accordance with the Company’s Bylaws. Your work will be performed in a manner substantially consistent with your prior tenure as Chief Executive Officer.

Your employment agreement dated January 29, 2020 (the “Employment Agreement”), shall remain in full force and effect except as modified by this letter and the schedules hereto (any breach by the Company of this letter, including such schedules, shall be deemed a breach of the Employment Agreement for purposes of Section 5(d)(iii)(D) thereof). Effective as of the Transition Date, the Transition Letter: Executive Chair addressed from the Company to you, dated December 23, 2023, shall be terminated and of no further force or effect; provided, that Schedule I thereto (and re-attached hereto as Schedule I) shall replace Schedule I to the Employment Agreement. Except as set forth in the preceding sentence, all agreements between you and the Company (or any of its affiliates) shall remain in full force and effect.

Your compensation for the Chief Executive Officer role will be effective on the Transition Date, as set forth below:

-Your base salary as currently in effect

-Your participation in the Company’s annual bonus plan, with a target bonus amount equal to 100% of your base salary (which shall be the “Target Bonus” for purposes of the Employment Agreement, and which shall apply on a non-prorated and non-blended basis for 2025), with actual bonuses based on the achievement of certain performance objectives as approved by the Company in its sole discretion

-Incentive awards previously awarded continue to vest in accordance with their terms

-As soon as reasonably practical following the Transition Date, you will receive an equity award with a value of $9M (100% RSUs).

Without limitation of your rights under Section 5(d)(iii) of the Employment Agreement, this arrangement will be reviewed annually at the same time of year as other senior executive reviews are completed at the Company.

In addition, without limitation of your rights under the Employment Agreement (including Section 4 thereof and Schedule II thereto), you will continue to be eligible to participate in the employee benefit plans and programs of the Company applicable to senior executives generally, as may be in effect from time to time.

For the avoidance of doubt and simply for illustrative and non-exhaustive purposes, the Company does not have any ownership or other claims to any intellectual property or other rights arising from the ideas, projects or businesses described in Schedule II hereto (“Separate Projects”). Notwithstanding anything herein to the contrary, nothing in this letter shall limit or otherwise modify your non-competition and other restrictive covenant obligations set forth in the Employment Agreement.

Thank you for your continued dedication and commitment to Bumble.

Sincerely,

Bumble Inc.

By:	/s/ Ann Mather
Name:	Ann Mather
Title:	Lead Independent Director
of the Board of Directors, Bumble Inc.

Acknowledged and Agreed:

/s/ Whitney Wolfe Herd
Whitney Wolfe Herd

Date: February 28, 2025

Schedule I

Intentionally Omitted

Schedule II

Intentionally Omitted